Exhibit 99.1

SEE Appoints Henry R. Keizer as Chair of its Board of Directors

CHARLOTTE, N.C., May 31, 2022 – SEE (NYSE: SEE) today announced Henry R. Keizer as Chair of its Board of Directors. Henry succeeds Jerry R. Whitaker, who will continue as a Board member.
Henry spent more than 35 years in various leadership positions at KPMG, including deputy chairman and chief operating officer until his retirement in 2012. He currently serves as a director at GrafTech International Ltd and as a trustee of the BlackRock Multi-Asset Fund Complex. Henry has served on SEE’s Board since 2017 and was most recently Chair of SEE’s Audit Committee.
“SEE is making bold moves to become a world-class, digitally driven company automating sustainable packaging solutions. Henry has been a tremendous partner in our transformation. I’m excited to work with Henry to bring our vision to life,” said Ted Doheny, SEE’s President & CEO.
“I am honored to be elected to the role of Board Chair at such an exciting time for SEE,” said Henry Keizer. “I look forward to leveraging my expertise to lead the Board as SEE continues its journey to world-class.”
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About SEE
Sealed Air (NYSE: SEE) is in business to protect, to solve critical packaging challenges, and to make our world better than we find it. Our automated packaging solutions systems help promote a safer, more resilient and less wasteful global food supply chain, enable e-commerce, and protect goods transported worldwide.
Our globally recognized brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, BUBBLE WRAP® brand packaging, SEE™ Touchless Automation™ solutions and prismiq™ brand smart packaging and digital printing.
SEE’s Operating Model, together with our industry-leading expertise in materials, engineering and technology, create value through more sustainable, automated, and digitally connected packaging solutions.
We are leading the packaging industry in creating a more environmentally, socially, and economically sustainable future and have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, with a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are also committed to a diverse workforce and caring, inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $5.5 billion in sales in 2021 and has approximately 16,500 employees who serve customers in 114 countries/territories. To learn more, visit sealedair.com.
Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Company Contacts
Investors
Louise Lagache
Louise.lagache@sealedair.com
704.503.8841
Media
Christina Griffin
Christina.griffin@sealedair.com
704.430.5742
Sealed Air | 2415 Cascade Pointe Blvd. | Charlotte, NC 28208